Exhibit 21

                        CONTINENTAL HERITAGE CORPORATION
                              LIST OF SUBSIDIARIES


Encore International, Inc.

VisionQuest Worldwide, Inc.




 Note: Effective February 5, 1999, Encore International, Inc. was merged into VisionQuest Worldwide, Inc. VisionQuest Worldwide, Inc. is the surviving corporation.